Exhibit 10.3

Merrill Lynch, Pierce, Fenner & Smith Incorporated Bank of America, N.A.	JPMorgan Chase Bank, N.A.

July 15, 2017
Quidel Corporation
12544 High Bluff Drive
Suite 200
San Diego, California 92130

Attention: Randall J. Steward, Chief Financial Officer

Project Temple
Commitment Letter for $270 Million Senior Secured Credit Facilities

Ladies and Gentlemen:
Quidel Corporation (“you” or the “Company”) has advised Bank of America, N.A. (“Bank of America”), and JPMorgan Chase Bank, N.A. (“JPMorgan” and together with Bank of America, the “Initial Lenders” and each an “Initial Lender”), and Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any of its designated affiliates, “MLPFS”) and JPMorgan (“JPMS” and together with MLPFS, collectively the “Lead Arrangers” and each a “Lead Arranger”, and the Lead Arrangers together with the Initial Lenders, the “Commitment Parties”, “we” or “us”) that you intend to consummate the Transactions (as described and defined in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”)). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Transaction Description, the Summary of Terms and Conditions attached hereto as Exhibit B (the “Term Sheet”) and the Conditions Precedent to Closing Date attached hereto as Exhibit C (the “Conditions Exhibit”, and collectively, this commitment letter and all exhibits, addendums and annexes attached hereto, the “Commitment Letter” and each reference to the Commitment Letter shall include a reference to all such exhibits, annexes and addenda attached hereto). You have also advised the Commitment Parties that you intend to finance the Transactions and the ongoing working capital and other general corporate purposes of the Company and its subsidiaries after consummation of the Transactions with, among other sources, the Senior Credit Facilities as described in the Transaction Description (and that no financing other than the Senior Credit Facilities will be required in connection with the Transactions).
1.Commitments, Engagements and Titles. In connection with the foregoing, and subject solely to the satisfaction of the conditions precedent set forth in the Conditions Exhibit:
(a)    Each of the Initial Lenders is pleased to advise you of its several commitment to provide $135,000,000 of the aggregate principal amount of the Senior Credit Facilities.
(b)    Bank of America is pleased to advise you of its willingness to act as the sole administrative agent (in such capacity, the “Administrative Agent”) for the Senior Credit Facilities. JPMorgan is pleased to advise you of its willingness to act as sole syndication agent for the Senior Credit Facilities.
(c)    Each of the Lead Arrangers is pleased to advise you of its willingness to act as a joint lead arranger and joint bookrunner for the Senior Credit Facilities to form a syndicate of financial institutions

(including the Initial Lenders, collectively, the “Lenders”) in consultation with you for the Senior Credit Facilities.
(d)    You hereby (i) engage Bank of America as sole and exclusive Administrative Agent for the Senior Credit Facilities, (ii) engage MLPFS and JPMorgan as the Lead Arrangers for the Senior Credit Facilities and (iii) accept the commitments of the Initial Lenders set forth in Section 1(a) above; provided that you agree that JPMorgan may perform its responsibilities hereunder through its affiliate, J.P. Morgan Securities LLC. Notwithstanding the foregoing, MLPFS shall have “left” and “highest” placement in any and all marketing materials or other documentation used in connection with the Senior Credit Facilities, and shall hold the leading role and responsibilities conventionally associated with such “left” and “highest” placement, including maintaining sole physical books for the Senior Credit Facilities and JPMorgan shall have first “right” placement in any and all marketing materials or other documentation used in connection with the Senior Credit Facilities.
(e)    No additional agents, co-agents, arrangers or bookrunners will be appointed and no other titles will be awarded unless the Lead Arrangers and you shall so agree.
2.Syndication.
(a)    The Lead Arrangers intend to commence the syndication of the Senior Credit Facilities promptly upon your acceptance of this Commitment Letter and the Fee Letters (defined below). You agree, until the Syndication Assistance Termination Date (defined below), to actively assist (and to cause your representatives and advisors to actively assist, and to use your commercially reasonable efforts to cause Alpha to actively assist) the Lead Arrangers in achieving a Successful Syndication (as defined in the Arranger Fee Letter). Such assistance shall include your (i) providing, and causing your representatives and your advisors to provide (and using your commercially reasonable efforts to cause the Target and its representatives and advisors to provide), to the Commitment Parties and the other Lenders upon request with all information reasonably deemed necessary by the Lead Arrangers to complete such syndication, including, but not limited to, information and evaluations prepared by you and your advisors, or on your behalf, and access to a “data room”, in each case relating to the Transactions, (ii) assisting, and causing your representatives and advisors to assist (and using your commercially reasonable efforts to cause the Target and its representatives and advisors to assist), in the preparation of customary confidential information memoranda and other materials to be used in connection with the syndication of the Senior Credit Facilities (collectively with the Term Sheet and any additional summary of terms prepared for distribution to Public Lenders (as defined below), the “Information Materials”), (iii) using your commercially reasonable efforts to ensure that the syndication efforts of the Lead Arrangers benefit materially from your existing banking and lending relationships, and (iv) making your officers and advisors available from time to time to attend and make presentations regarding the business and prospects of the Company, the Target Assets and the Transactions, as appropriate, at one or more meetings of prospective Lenders. Notwithstanding anything to the contrary contained in this Commitment Letter or any Fee Letter, but subject to (and without limiting) the conditions expressly set forth in the Conditions Exhibit related to the “Marketing Period,” your obligations to assist in efforts with respect to syndicating the Senior Credit Facilities as provided herein shall not constitute a condition to the commitments hereunder or the funding of the Senior Credit Facilities on the Closing Date.
(b)    It is understood and agreed that the Lead Arrangers will manage and control all aspects of the syndication of the Senior Credit Facilities in consultation with you, including decisions as to the selection of prospective Lenders and any titles offered to proposed Lenders, when commitments will be accepted and the final allocations of the commitments among the Lenders. It is understood that no Lender or affiliate thereof participating in the Senior Credit Facilities will receive compensation from you, the Target, or any of your or their respective subsidiaries or affiliates in order to obtain its consent or commitment, except on the terms contained herein, in the Term Sheet and in the Fee Letters unless approved in writing by the Commitment Parties. It is also understood and agreed that the distribution of the fees contemplated in the Arranger Fee Letter among the Lenders will be at the sole and absolute discretion of the Lead Arrangers.
(c)    Notwithstanding the right of the Lead Arrangers to syndicate the Senior Credit Facilities and receive commitments with respect thereto, (i) the Commitment Parties shall not be relieved, released or novated from their respective obligations hereunder, including their obligations to fund their commitment to the Senior Credit Facilities on the Closing Date, in connection with any syndication, assignment or participation of the Senior Credit Facilities, including their respective several commitments in respect thereof as set forth in Section 1(a) above, until after the initial funding of the Senior Credit Facilities on the Closing Date and (ii) the Commitment Parties shall retain exclusive control over all rights and obligations with respect to their respective commitments in respect of the Senior Credit Facilities, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the initial funding of the Senior Credit Facilities on the Closing Date has occurred, in each case unless you otherwise agree in writing.
(d)    You agree that from the date of this Commitment Letter until the Syndication Assistance Termination Date, neither you nor your affiliates will undertake any competing offering, placement, arrangement or syndication of any senior bank financing or debt securities, in each case without the prior written consent of each of the Lead Arrangers, if any such financing, either individually or in the aggregate, could reasonably be expected to impair in any material manner the primary syndication of the Senior Credit Facilities.
(e)    The provisions of this Section 2 shall remain in full force and effect until the earliest of (i) 90 days following the Closing Date, (ii) the completion of a Successful Syndication and (iii) the termination of this Commitment Letter pursuant to Section 12 hereof other than as a result of the occurrence of the Closing Date (the earliest of such dates the “Syndication Assistance Termination Date”).
3.Conditions.
(a)    The commitments and undertakings of the Commitment Parties hereunder are subject solely to the satisfaction of the conditions precedent set forth in the Conditions Exhibit.
(b)    Notwithstanding anything in this Commitment Letter, any Fee Letter, the definitive documentation for the Senior Credit Facilities (the “Facilities Documentation”) or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations the accuracy of which shall be a condition to availability of the Senior Credit Facilities on the Closing Date shall be (A) the representations made by Target and/or Alpha, or any of their respective subsidiaries or affiliates, with respect to the Target Assets in the Purchase Agreements as are material to the interests of the Lenders, but only to the extent that you or your applicable affiliates have the right to terminate your and/or their obligations under the Purchase Agreements, or to decline to consummate the Acquisitions pursuant to the Purchase Agreements, as a result of a breach of such representation(s) in the Purchase Agreement, determined without regard to whether any notice is required to be delivered by you, the Target or any of your or their affiliates party to the Purchase Agreements (to such extent, the “Specified Purchase Agreement Representations”), and (B) the Specified Representations (as defined below) and (ii) the terms of the Facilities Documentation shall be in a form such that they do not impair availability of the Senior Credit Facilities on the Closing Date if the conditions set forth in the Conditions Exhibit are satisfied or waived (it being understood that, to the extent any Collateral is not or cannot be provided, or the lien on any such Collateral is not or cannot be perfected, on the Closing Date under the Senior Credit Facilities after your and your subsidiaries’ and affiliates’ respective use of commercially reasonable efforts without undue burden or expense to do so, the provision of such Collateral or perfection of such lien shall not constitute a condition precedent to the availability of the Senior Credit Facilities on the Closing Date but shall be required to be provided (or perfected) after the Closing Date within a customary time period for such collateral to be mutually agreed by the Company and the Administrative Agent, but in any event not more than 60 days after the Closing Date (unless otherwise mutually agreed by the Company and the Administrative Agent)); provided that, notwithstanding the foregoing, each of the following shall be required on the Closing Date: (1) the execution and delivery of a guaranty agreement by each Guarantor, (2) the execution and delivery of an appropriate security agreement or other granting document by each Loan Party, (3) the delivery of UCC financing statements with respect to each Loan Party (or an authorization permitting the Administrative Agent to file UCC financing statements with respect to each such Loan Party), (4) other than with respect to the Target Assets, the delivery of short-form security agreements with respect to each Loan Party that owns U.S. intellectual property for filing with the United States Patent and Trademark Office or the United States Copyright Office (or an authorization permitting the Administrative Agent to file such short-form security agreements with respect to each such Loan Party) and (5) the delivery (including the provision of an applicable stock power or similar instrument of transfer) of the security interest in the certificated equity interests of each direct and indirect subsidiary of any Loan Party that are required to be pledged as Collateral. For purposes hereof, “Specified Representations” means the representations and warranties set forth in the Facilities Documentation relating to (A) legal existence of each of the Loan Parties and good standing of each of the Loan Parties in their respective jurisdictions of organization, (B) power and authority, due authorization, execution and delivery and enforceability, in each case, relating to the Loan Parties’ entering into and performance of the Facilities Documentation, (C) no conflicts with or consents under the Loan Parties’ organizational documents or applicable law, (D) no breach or violation of material loan agreements or indentures, (E) solvency of the Company on the Closing Date (giving effect to the Transactions), (E) use of proceeds, (F) not engaging in the business of purchasing/carrying margin stock in violation of applicable laws and regulations, (G) status of the Loan Parties under the Investment Company Act, (H) compliance with the PATRIOT Act, OFAC, FCPA and anti-corruption laws, and (I) creation, validity and perfection of security interests in the Collateral (except to the extent any such Collateral is not required to be provided or perfected on the Closing Date pursuant to the provisions of the preceding sentence). This paragraph, and the provisions contained herein, shall be referred to as the “Limited Conditionality Provision.”
4.Information.
(a)    You represent and warrant (it being understood that such representation and warranty, to the extent made prior to the Closing Date, shall be made with respect to the Target Assets to your knowledge) that (i) all financial projections and other forward-looking information concerning the Company and its subsidiaries (including the Target Assets) that have been or are hereafter made available to the Commitment Parties or any of the Lenders by or on behalf of you or the Target or any of your or their respective representatives in connection with the Transactions (the “Projections”) have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time made and at the time the related Projections are made available to any Commitment Party or any Lender (it being understood that the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control; the Projections, by their nature, are inherently uncertain and no assurances are being given that the results reflected in the Projections will be achieved and actual results may differ from the Projections and such differences may be material) and (ii) all information, other than Projections and other information of a general economic or industry specific nature, that has been or is hereafter made available to any of the Commitment Parties or any of the Lenders by or on behalf of you or any of your subsidiaries or representatives (including by the Target or any of its subsidiaries or representatives) in connection with any aspect of the Transactions (the “Information”), when taken as a whole, as and when furnished, is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading in light of the circumstances under which such statements are made. You agree that if, at any time from the date hereof until the later of the Closing Date and the Syndication Assistance Termination Date, you become aware that any of the representations and warranties in the immediately preceding sentence would be incorrect if the Information or Projections were being made available, and such representations and warranties were being made, at such later time, then reasonably promptly after becoming aware thereof (but in no event later than the Closing Date or the Syndication Assistance Termination Date, as applicable) you will make available to the Commitment Parties such supplements to the Information and/or Projections (with respect to the Target Assets, to your knowledge) so that such representations and warranties in the immediately preceding sentence are correct in all material respects as of the time you make available such supplemental Information and/or Projections. The provisions of the immediately preceding sentence shall remain in full force and effect until the later of the Closing Date and the occurrence of the Syndication Assistance Termination Date. In issuing their commitments hereunder and in arranging and syndicating the Senior Credit Facilities, you acknowledge that each of the Commitment Parties is and will be using and relying on the Information and Projections without independent verification thereof.
(b)    You acknowledge that the Commitment Parties on your behalf will make available Information Materials to the proposed syndicate of Lenders by posting the Information Materials on IntraLinks, SyndTrak or another similar electronic system (a “Platform”). In connection with the syndication of the Senior Credit Facilities, unless you and the Commitment Parties otherwise agree in writing, you shall be under no obligation to provide Information Materials suitable for distribution to any prospective Lender (each, a “Public Lender”) that has personnel who do not wish to receive material non-public information (within the meaning of the United States federal securities laws, “MNPI”) with respect to the Company, your respective affiliates, or the respective securities of any of the foregoing, or the Target Assets. You agree, however, that the Facilities Documentation will contain provisions concerning Information Materials to be provided to Public Lenders and the absence of MNPI therefrom. Prior to distribution of Information Materials to prospective Lenders, you shall provide us with a customary letter authorizing the dissemination thereof.
5.Expenses. By executing this Commitment Letter, you agree to reimburse the Commitment Parties from time to time within 3 business days of demand therefor (or on the Closing Date, to the extent invoiced at least one business day (or such shorter time as you may agree) prior to the Closing Date) for all reasonable and documented out-of-pocket fees and expenses (including, but not limited to, (a) the reasonable fees, disbursements and other charges of (i) McGuireWoods LLP (or any other replacement counsel, if applicable, engaged by Bank of America and MLPFS in lieu thereof), as primary counsel to Bank of America and MLPFS (on behalf of the Commitment Parties), and (ii) one firm of local counsel retained by Bank of America and MLPFS (on behalf of the Commitment Parties) in each applicable jurisdiction and (b) reasonable due diligence expenses) incurred in connection with the Senior Credit Facilities, the syndication thereof and the preparation of the Facilities Documentation, and with any other aspect of the Transactions and any of the other transactions contemplated thereby, whether or not the transactions contemplated hereunder are consummated or the Senior Credit Facilities are made available or the Facilities Documentation is executed. You acknowledge that one or more of the Commitment Parties may receive a benefit, including without limitation, a discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with us including, without limitation, fees paid pursuant hereto.
6.Indemnification. You agree to indemnify and hold harmless the Commitment Parties, each Lender, each of their respective affiliates and each of their respective partners, officers, directors, employees, agents, trustees, administrators, managers, advisors and other representatives (each, an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same are incurred for) any and all claims, damages, losses, liabilities and expenses (including, without limitation, the reasonable fees, disbursements and other charges of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any aspect of the Transactions or any of the other transactions contemplated hereby or thereby or (b) the Senior Credit Facilities, or any use made or proposed to be made with the proceeds thereof, except to the extent such claim, damage, loss, liability or expense is found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from (i) such Indemnified Party’s gross negligence or willful misconduct, (ii) such Indemnified Party’s material breach of its obligations under this Commitment Letter or (iii) a claim of any Indemnified Party solely against one or more other Indemnified Parties (and not by one or more Indemnified Parties against the Administrative Agent or any Lead Arranger in such capacity) that have not resulted from the action, inaction, participation or contribution of the Company or any of its subsidiaries or any of their respective affiliates, officers, directors, employees, agents, advisors or other representatives; provided that, in the case of legal expenses, your obligations under this Section 6 shall be limited to the reasonable fees, disbursements and other charges of one primary counsel, one local counsel in each relevant jurisdiction, one specialty counsel for each relevant specialty and one or more additional counsel if one or more conflicts of interest, or perceived conflicts of interest, arise. In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you, the Target, any of your or its respective subsidiaries, equityholders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not any aspect of the Transactions is consummated. You also agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to you, to the Target, to your or its respective subsidiaries or affiliates or to your or its respective equityholders or creditors arising out of, related to or in connection with any aspect of the Transactions, except to the extent of direct, as opposed to special, indirect, consequential or punitive, damages determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct or material breach of its obligations hereunder. You shall not have liability to an Indemnified Party for any special, indirect, consequential or punitive damages, provided that the foregoing shall not limit your indemnification obligations set forth above. Notwithstanding any other provision of this Commitment Letter, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, other than for direct or actual damages resulting from the gross negligence, breach in bad faith or willful misconduct of such Indemnified Party as determined by a final and nonappealable judgment of a court of competent jurisdiction.
7.Confidentiality.
(a)    Each of this Commitment Letter, the arranger fee letter among you and the Commitment Parties of even date herewith (the “Arranger Fee Letter”) and the agent fee letter among you, Bank of America and MLPFS of even date herewith (the “Agent Fee Letter” and together with the Arranger Fee Letter, the “Fee Letters”), and the contents hereof and thereof are confidential and shall not be disclosed by you in whole or in part to any person or entity without our prior written consent except (a) to your directors, officers, attorneys, accountants and other professional advisors (collectively, “Representatives”) in connection with the Transactions, provided that each such person is advised of its obligation to retain such information as confidential, (b) this Commitment Letter and the Arranger Fee Letter may be disclosed to the Target and Alpha and their advisors in connection with their consideration of the Acquisitions and the Transactions, provided that (i) any information relating to pricing, fees, expenses or “market flex” has been redacted in a manner reasonably acceptable to the Lead Arrangers, and (ii) each such person is advised of its obligation to retain such information as confidential, (c) in any legal, judicial or administrative proceeding or as otherwise required by law or regulation or as requested by a governmental authority (in which case you agree, to the extent determined by you in good faith to be permitted by law, to inform us promptly in advance thereof), (d) this Commitment Letter and the existence and contents of this Commitment Letter (but neither of the Fee Letters or the contents thereof) may be disclosed in any syndication or other marketing materials in connection with the Senior Credit Facilities (it being acknowledged that the aggregate amount of the fees or other payments in the Fee Letters may be included in projections and pro forma information, and a generic disclosure of aggregate sources and uses may be contained in such syndication and other marketing materials), (e) this Commitment Letter and the existence and contents of this Commitment Letter (but not either of the Fee Letters or the contents thereof) may be disclosed to any prospective Lenders or prospective participants; provided that with respect to clauses (d) and (e), such disclosure shall be permitted only after your acceptance of this Commitment Letter and the Fee Letters in accordance with Section 12 hereof and (f) to the extent required by the applicable rules of any national securities exchange or the United States Securities and Exchange Commission (“SEC”), this Commitment Letter (but neither of the Fee Letters) may be filed by the Company with the SEC in any applicable Securities Act of 1933 or Securities Exchange Act of 1934 filing.
(b)    Each of the Commitment Parties shall use all confidential information provided to them by or on behalf of you hereunder solely for the purpose of providing the services which are the subject of this Commitment Letter in connection with the Transactions and shall treat confidentially all such information; provided that nothing herein shall prevent any Commitment Party from disclosing any such information (i) to potential Lenders, participants assignees or potential counterparties to any swap or derivative transaction relating to the Senior Credit Facilities, (ii) in any legal, judicial or administrative proceeding or other compulsory process or otherwise as requested or required by applicable law, rule or regulation or as requested or required by a governmental authority (in which case the relevant Commitment Party agrees promptly to notify the Company thereof, in advance, to the extent practicable and permitted by law, rule or regulation), (iii) upon the request or demand of any governmental agency or regulatory authority having (or purporting to have) jurisdiction over any Commitment Party or any of its affiliates (including, without limitation, bank and securities examiners and any self-regulatory authority, such as the National Association of Insurance Commissioners) or upon the good faith determination by counsel that such information should be disclosed in light of ongoing oversight or review of any Commitment Party by any governmental or regulatory authority having jurisdiction over such Commitment Party or its affiliates (in which case, such Commitment Party agrees (except with respect to any audit or examination conducted by bank accountants or any governmental bank or securities regulatory authority exercising examination or regulatory authority) promptly to notify the Company, in advance, thereof to the extent practicable and permitted by law, rule or regulation), (iv) to any Commitment Party’s affiliates and the partners, directors, officers, employees, agents, advisors and other representatives of such Commitment Party and its affiliates (collectively, “CP Representatives”) on a “need-to-know” basis in connection with the Transactions and who are informed of the confidential nature of such information and are directed by such Commitment Party to keep such information confidential in a manner consistent with the terms of this Commitment Letter, (v) to the extent such information becomes publicly available other than by reason of improper disclosure by any Commitment Party in breach of this Commitment Letter, (vi) for purposes of establishing a “due diligence” defense, (vii) to the extent that such information is or was received by any Commitment Party or its CP Representatives from a third party that is not known by such Commitment Party or such CP Representative to have disclosed such information in violation of a confidentiality obligation owing to you, (viii) to enforce its rights hereunder or under any Fee Letter to which it is a party, (ix) to the extent that such information is independently developed by any Commitment Party or any of its CP Representatives and (x) with your prior written consent; provided further that the disclosure of any such information to any prospective Lenders, participants or assignees or any direct or indirect counterparty to any swap or derivative transaction referred to above shall be made subject to the acknowledgment and acceptance by such prospective Lender, participant or assignee or direct or indirect counterparty to any swap or derivative transaction that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and such Commitment Party including, without limitation, as agreed in any Information Materials or other marketing materials) in accordance with the standard syndication processes of the Commitment Parties or customary market standards for dissemination of such type of information, and in the event of any electronic access through any Platform shall require “click through” or other affirmative action on the part of the recipient to access such information and acknowledge its confidentiality obligations in respect thereof. Notwithstanding anything to the contrary herein, unless otherwise terminated earlier (including pursuant to Section 9(a) below), the obligations of the Commitment Parties under this paragraph shall terminate on the date that is one year from the date of this Commitment Letter.
8.Other Services.
(a)    You acknowledge that the Commitment Parties or their respective affiliates may be providing financing or other services to parties whose interests may conflict with yours. The Commitment Parties agree that they will not furnish confidential information obtained from you to any of their other customers and that they will treat confidential information relating to you and your affiliates with the same degree of care as they treat their own confidential information. The Commitment Parties further advise you that they will not make available to you confidential information that they have obtained or may obtain from any other customer. In connection with the services and transactions contemplated hereby, you agree that the Commitment Parties are permitted to access, use and share with any of their bank or non-bank affiliates, agents, advisors (legal or otherwise) or representatives any information concerning you and your affiliates or the Target Assets that is or may come into the possession of any Commitment Party or any of such affiliates.
(b)    In connection with all aspects of each transaction contemplated by this Commitment Letter, you acknowledge and agree, and acknowledge your affiliates’ understanding, that:  (i) (A) the Senior Credit Facilities and any related arranging or other services described in this Commitment Letter are arm’s-length commercial transactions between you and your affiliates, on the one hand, and the Commitment Parties, on the other hand, (B) you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, and (C) you are capable of evaluating, and you understand and accept, the terms, risks and conditions of the transactions contemplated hereby; (ii) (A) each Commitment Party has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for you, any of your affiliates or any other person or entity and (B) none of the Commitment Parties has any obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the Facilities Documentation; and (iii) the Commitment Parties and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates, and the Commitment Parties have no obligation to disclose any of such interests to you or your affiliates.  To the fullest extent permitted by law, you hereby waive and release any claims that you may have against any Commitment Party with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by this Commitment Letter.
9.Survival.
(a)    The provisions of Sections 5, 6, 7, 8, 9, 10 and 11 of this Commitment Letter shall remain in full force and effect regardless of whether any of the Facilities Documentation shall be executed and delivered, and notwithstanding the termination of this Commitment Letter or any commitment or undertaking of any Commitment Party hereunder; provided that upon execution of the Facilities Documentation for any of the Senior Credit Facilities, your reimbursement and indemnification obligations hereunder and your and our confidentiality obligations hereunder (other than your confidentiality obligations related to the disclosure of this Commitment Letter and any Fee Letter), shall in each case, to the extent covered thereby, be superseded and deemed replaced by the corresponding provisions contained in the applicable Facilities Documentation for such Senior Credit Facilities.
(b)    In the event the Closing Date occurs prior to the occurrence of the Syndication Assistance Termination Date, your obligations to assist in the syndication of the Senior Credit Facilities set forth in Section 2 and the representations and warranties and other provisions of Section 4 with respect to the syndication of the Senior Credit Facilities shall remain in full force and effect until the Syndication Assistance Termination Date.
10.Governing Law; Jurisdiction; Waiver of Jury Trial; Etc. This Commitment Letter and the Fee Letters shall be governed by, and construed in accordance with, the laws of the State of New York. Each of you and each Commitment Party hereby irrevocably waives any and all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter, any Fee Letter, the Transactions and the other transactions contemplated hereby and thereby or the actions of any Commitment Party in the negotiation, performance or enforcement hereof. Each of you and each Commitment Party hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in New York City in respect of any suit, action or proceeding arising out of or relating to the provisions of this Commitment Letter, any Fee Letter and the transactions contemplated hereby and thereby and irrevocably agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court. Nothing in this Commitment Letter or the Fee Letter shall affect any right that any Commitment Party or any affiliate thereof may otherwise have to bring any claim, action or proceeding relating to this Commitment Letter, any Fee Letter and/or the transactions contemplated hereby and thereby in any court of competent jurisdiction to the extent necessary or required as a matter of law to assert such claim, action or proceeding against any assets of the Company or any of its subsidiaries or enforce any judgment arising out of any such claim, action or proceeding. Each of you and each Commitment Party agrees that service of any process, summons, notice or document by registered mail addressed to you or such Commitment Party shall be effective service of process against you or such Commitment Party for any suit, action or proceeding relating to any such dispute. Each of you and each Commitment Party waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceedings brought in any such court, and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. A final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other courts to whose jurisdiction you are or may be subject by suit upon judgment.
11.Miscellaneous.
(a)     This Commitment Letter and the Fee Letters may each be executed in counterparts which, taken together, shall constitute an original. Delivery of an executed counterpart of this Commitment Letter or any Fee Letter by telecopier, facsimile or other electronic imaging means shall be effective as delivery of a manually executed counterpart thereof.
(b)    This Commitment Letter and the Fee Letters embody the entire agreement and understanding among the Commitment Parties, you, and your and their respective affiliates with respect to the Senior Credit Facilities and supersede all prior agreements and understandings relating to the specific matters hereof. However, please note that those matters that are not covered or made clear herein, in the Term Sheet, in the other exhibits to this Commitment Letter and/or in any Fee Letter are subject to mutual agreement of the parties. No party has been authorized by any Commitment Party to make any oral or written statements that are inconsistent with this Commitment Letter.
(c)    This Commitment Letter is not assignable by the parties hereto without the prior written consent of the other parties hereto and is intended to be solely for the benefit of the parties hereto and the Indemnified Parties; provided that notwithstanding Section 2 of this Commitment Letter or any other provision hereof to the contrary, the parties hereby agree that MLPFS may, without notice to the Company or any other party to this Commitment Letter, assign its rights and obligations under this Commitment Letter and/or any Fee Letter to any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Commitment Letter.
(d)    The Commitment Parties hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Act”), each of them is required to obtain, verify and record information that identifies you (and the other Loan Parties), which information includes your name, address and tax identification number and other information that will allow the Commitment Parties to identify you in accordance with the Act.
(e)    Neither the Commitment Letter nor any Fee Letter may be amended, or any provision hereof waived or modified, except in an instrument in writing signed by you and by each Commitment Party that is party to the affected document.
12.Acceptance/Expiration of Commitments. This Commitment Letter and all commitments and undertakings of the Commitment Parties hereunder will expire at 5:00 p.m. (Pacific time) on July 15, 2017 unless you execute this Commitment Letter and each Fee Letter and return them to the Commitment Parties party thereto prior to that time (which may be by facsimile transmission or .pdf), whereupon this Commitment Letter and the Fee Letters (each of which may be signed in one or more counterparts) shall become binding agreements. Thereafter, all commitments and undertakings of the Commitment Parties hereunder will expire on the earliest of (i) December 31, 2017, unless the Closing Date occurs on or prior thereto, (ii) the closing of the Acquisitions without the use of the Senior Credit Facilities, (iii) the date you or any of your affiliates announce, or inform in writing any Commitment Party, that the Acquisitions are not proceeding and (iv) the date the Purchase Agreements terminate by their terms without the consummation of the Acquisitions (such earliest date, the “Outside Date”).
[THE BALANCE OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,

BANK OF AMERICA, N.A.

By:	/s/ Alexander Lurie
Name:	Alexander Lurie
Title:	Senior Vice President

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ Mark N. Post
Name:	Mark N. Post
Title:	Director

Signature Pages
Quidel Corporation
Commitment Letter 2017

JPMORGAN CHASE BANK, N.A.

By:	/s/ Ling Li
Name:	Ling Li
Title:	Executive Director

Signature Pages
Quidel Corporation
Commitment Letter 2017

ACCEPTED AND AGREED TO
AS OF THE DATE FIRST ABOVE WRITTEN:

QUIDEL CORPORATION

By:	/s/ Robert Bujarski
Name:	Robert Bujarski
Title:	SVP Business Development

Signature Pages
Quidel Corporation
Commitment Letter 2017

EXHIBIT A
(to Commitment Letter dated as of July 15, 2017)
PROJECT TEMPLE
QUIDEL CORPORATION
TRANSACTION DESCRIPTION
Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the Commitment Letter to which this Exhibit A is attached (the “Commitment Letter”) or in the other Exhibits to the Commitment Letter. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit A shall be determined by reference to the context in which it is used. All references to “dollars” or “U.S. dollars” or “$” in the Commitment Letter or in any exhibit or annex attached thereto shall mean the lawful currency of the United States of America.
The Borrower intends to acquire (the “Tango Acquisition”) certain assets of a company (“Target”) previously identified to the Lead Arrangers (the “Tango Assets”), from Target pursuant to an asset purchase agreement, and intends to acquire (the “Beach Acquisition”, and collectively with the Tango Acquisition, the “Acquisitions”) certain assets of Target (the “Beach Assets”, and collectively with the Tango Assets, the “Target Assets”), from Target pursuant to separate asset purchase agreement, in each case following Target’s merger with another company (“Alpha”) previously identified to the Lead Arrangers.
In connection with the foregoing, it is intended that:

1.
The Borrower will obtain (a) a $245 million aggregate principal amount senior secured term loan facility described in Exhibit B to the Commitment Letter (the “Term Loan Facility”), and (b) a $25 million aggregate principal amount revolving credit facility described in Exhibit B to the Commitment Letter (the “Revolving Credit Facility” and together with the Term Loan Facility, the “Senior Credit Facilities”).

2.
On the Closing Date, the Borrower will use, among other sources, the proceeds of the Term Loan Facility and a portion of the Revolving Credit Facility (a) to pay the consideration for the Target Assets free and clear of all liens and encumbrances (except to the extent provided in the purchase agreements) in accordance with the purchase agreements and (b) to pay the fees and expenses incurred in connection with the Transactions.

The transactions described above are collectively referred to as the “Transactions”.

A-1

EXHIBIT B
(to Commitment Letter dated as of July 15, 2017)

SUMMARY OF TERMS AND CONDITIONS
PROJECT TEMPLE
QUIDEL CORPORATION
$270 MILLION SENIOR SECURED CREDIT FACILITIES

Capitalized terms used but not defined in this Exhibit B shall have the meanings set forth in the Commitment Letter or in the other Exhibits to the Commitment Letter. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit B shall be determined by reference to the context in which it is used.

Borrower:	Quidel Corporation, a Delaware corporation (the “Company” or the “Borrower”).

Guarantors:
The obligations of the Borrower under the Senior Credit Facilities, and any treasury management, interest protection or other hedging arrangements entered into by the Borrower or any subsidiary of the Borrower with a Lender (or any affiliate thereof), will each be guaranteed by each existing and future direct and indirect (a) Material Domestic Subsidiary (defined below) of the Borrower (other than any foreign subsidiary holding company or any domestic subsidiary that is a direct or indirect subsidiary of a foreign subsidiary) and (b) to the extent no adverse tax consequences would result, non-U.S. foreign subsidiary of the Borrower (collectively, the “Guarantors” and together with the Borrower, the “Loan Parties”). Additionally, the Borrower will guarantee all obligations under any treasury management, interest protection or other hedging arrangements entered into with a Lender (or any affiliate thereof). All guarantees will be guarantees of payment and not of collection.

Administrative and
“Material Domestic Subsidiary” means each domestic subsidiary of the Borrower that individually represents greater than or equal to 10% of the consolidated total assets of the Borrower and its subsidiaries.

Administrative and

Collateral Agent:	Bank of America, N.A. (“Bank of America”) will act as sole administrative and collateral agent for the Senior Credit Facilities (the “Administrative Agent”).

Syndication Agent:	JPMorgan Chase Bank, N.A. (“JPMorgan”) will act as syndication agent for the Senior Credit Facilities.
Joint Lead Arrangers and

Joint Bookrunners:	Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any of its designated affiliates) (“MLPFS”) and JPMorgan will act as joint lead arrangers and joint bookrunners (collectively the “Lead Arrangers” and each a “Lead Arranger”).

Lenders:
Bank of America, JPMorgan and other banks, financial institutions and institutional lenders acceptable to the Lead Arrangers and the Administrative Agent selected in consultation with the Borrower (collectively, the “Lenders”).

Senior Credit

Facilities:	An aggregate principal amount of $270 million will be available through the following facilities:

Senior Credit	Term Loan Facility: a $245 million five-year Term Loan Facility, all of which will be drawn by the Borrower on the Closing Date (as defined below).

Revolving Credit Facility: a $25 million Revolving Credit Facility, available from time to time on or after the Closing Date until the fifth anniversary of the Closing Date, which will include (a) a $10 million sublimit for the issuance of standby letters of credit for the account of the Borrower and/or its subsidiaries (each a “Letter of Credit”) and (b) a $5 million sublimit for swingline loans (each a “Swingline Loan”).
Letters of Credit will be issued by Bank of America (in such capacity, the “Fronting Bank”) and Swingline Loans may be made available by Bank of America, and each of the Lenders under the Revolving Credit Facility will purchase an irrevocable and unconditional participation in each Letter of Credit and each Swingline Loan.

Swingline Option:
Swingline Loans may be made available on a same day basis in an aggregate amount not exceeding $5 million and in minimum amounts of $100,000. The Borrower must repay each Swingline Loan in full no later than ten (10) business days after such loan is made.

Incremental Facilities:
After the Closing Date, the Borrower will be permitted (a) to add one or more incremental term loan facilities to the Senior Credit Facilities and/or increase any Term Loan Facility (each, an “Incremental Term Loan Facility” and the commitments in respect thereof the “Incremental Term Loan Commitments”) and/or (b) to increase the Revolving Credit Facility (the “Incremental Revolving Increases”, and together with the Incremental Term Loan Facilities, the “Incremental Facilities”) in an aggregate principal amount for all such Incremental Facilities not to exceed $25 million (each of which shall be in a minimum principal amount of $10 million). Lenders will have the option, but are not required, to participate in such Incremental Facilities. Requests for Incremental Facilities after the Closing Date will be subject to satisfaction of certain customary terms and conditions mutually agreed to and set forth in the Facilities Documentation, including that no default or event of default shall have occurred and be continuing.

Purpose:
The proceeds of (i) the Term Loan Facility shall be used on the Closing Date to finance in part the Transactions and (ii) the Revolving Credit Facility shall be used on the Closing Date to finance in part the Transactions and to issue Letters of Credit and (iii) the Revolving Credit Facility shall be used after the Closing Date to provide ongoing working capital and for other general corporate purposes of the Borrower and its subsidiaries.

Closing Date:	The date of the satisfaction of the conditions in the Conditions Exhibit and the initial funding under the Senior Credit Facilities, to occur on or before the Outside Date (the “Closing Date”).

Interest Rates:	As set forth in Addendum I to this Exhibit B.

Maturity:
The Term Loan Facility shall be subject to repayment according to the Scheduled Amortization (defined below), with the final payment of all amounts outstanding under the Term Loan Facility, plus accrued interest, being due five years after the Closing Date (the “Term Loan Maturity Date”); provided that if any of the Convertible Senior Notes (as defined below) remain outstanding on the date that is 91 days prior to the maturity date of the Convertible Senior Notes and the Borrower has not satisfied the Refinancing Condition (as defined below), then the Term Loan Maturity Date will be the date that is 91 days prior to the maturity date of such Convertible Senior Notes (the “Springing Maturity Date”).

The Revolving Credit Facility shall terminate and all amounts outstanding thereunder shall be due and payable in full five years after the Closing Date (the “Revolver Maturity Date”); provided that if any of the Convertible Senior Notes (as defined below) remain outstanding on the date that is 91 days prior to the maturity date of the Convertible Senior Notes and the Borrower has not satisfied the Refinancing Condition, then the Revolver Maturity Date will be the Springing Maturity Date.
“Convertible Senior Notes” means the Borrower’s 3.25% Convertible Senior Notes due 2020.
“Liquidity” to be defined in the Facilities Documentation and to include (x) the portion of the Revolving Credit Facility that is available to be drawn, (y) binding financing commitments for the satisfaction of the Convertible Senior Notes on the maturity date of the Convertible Senior Notes on terms and conditions reasonably satisfactory to the Administrative Agent and (z) unrestricted cash and cash equivalents, including funds held in escrow or similar designated accounts resulting from debt or equity financing transactions intended for the purpose of satisfying the then outstanding Convertible Senior Notes.
“Refinancing Condition” means that the Borrower shall have demonstrated to the reasonable satisfaction of the Administrative Agent (acting in consultation with the Required Lenders) that (i) the sum of the Borrower’s Liquidity is greater than the Required Amount; or (ii) no more than $17,000,000 in aggregate principal amount of the Convertible Senior Notes is outstanding on the Springing Maturity Date, whether as a result of the Borrower’s repurchases of or tenders for the Convertible Senior Notes, or the conversion or repayment of the Convertible Senior Notes pursuant to surrenders for conversion by holders of the Convertible Senior Notes in accordance with the Convertible Senior Notes indenture (the “Indenture”), or (iii) the Borrower shall have defeased all of the Convertible Senior Notes pursuant to the defeasance provisions contained in the Indenture.
“Required Amount” means, at any time, the sum of (x) the aggregate outstanding principal amount of the Convertible Senior Notes at such time and (y) an amount to be mutually agreed.
Scheduled
Amortization/

Availability:
Revolving Credit Facility: Loans under the Revolving Credit Facility may be made after the Closing Date on a revolving basis up to the full amount of the Revolving Credit Facility and Letters of Credit may be issued up to the sublimit for Letters of Credit.

Scheduled
Term Loan Facility: The Term Loan Facility will be subject to quarterly amortization of principal on the last business day of each fiscal quarter of the Borrower (commencing with the last business day of the first full fiscal quarter after the fiscal quarter in which the Closing Date occurs), in an amount equal to the following percentages of the initial principal amount of the Term Loan Facility advanced on the Closing Date (with applicable adjustments for voluntary and mandatory prepayments and Incremental Facilities) (the “Scheduled Amortization”):

Fiscal Quarter Payment Date	Percentage
First four fiscal quarter payment dates after the Closing Date	1.25%
Next four fiscal quarter payment dates	1.875%
Next twelve fiscal quarter payment dates	2.50%
Maturity Date	All remaining principal amounts

Mandatory Prepayments
and Commitment

Reductions:	In addition to the amortization set forth above, the following shall be applied to the prepayment of the Senior Credit Facilities:

Reductions:
(a) 100% of the net cash proceeds of all asset sales (including net cash proceeds from the Summer Ridge Sale-Leaseback (as defined below)), insurance and condemnation recoveries and other asset dispositions (excluding sales of inventory in the ordinary course of business and other exceptions to be agreed upon) by the Borrower or any of its subsidiaries, subject to customary reinvestment provisions and baskets to be mutually agreed upon (including for capital expenditures and fees relating to leasehold improvements for the Summer Ridge Sale-Leaseback in an aggregate amount not to exceed 15% of the amount of such net cash proceeds).

Reductions:
(b) 100% of the net cash proceeds of the issuance or incurrence of debt (other than any debt permitted to be issued or incurred pursuant to the terms of the Facilities Documentation) by the Borrower or any of its subsidiaries.

(c) 50% of Excess Cash Flow (to be defined in the Facilities Documentation), for each fiscal year of the Borrower (commencing with the fiscal year ending December 31, 2018) (subject to 100% credit for any voluntary prepayment of the loans under the Term Loan Facility), with a step down to 0% if the Consolidated Senior Secured Leverage Ratio (to be defined in the Facilities Documentation) is less than 1.25 to 1.00.
Each such prepayment shall be applied (a) first, to the Term Loan Facility, and to the principal installments thereof in direct order of maturity for the next four immediately succeeding amortization payments and thereafter to the remaining amortization payments (including the payment on the maturity date) on a pro rata basis and (b) second, to the Revolving Credit Facility (without any permanent reduction of the commitments thereunder).
Optional Prepayments
and Commitment

Reductions:
The Senior Credit Facilities may be prepaid in whole or in part at any time without premium or penalty, subject to reimbursement of the Lenders’ breakage and redeployment costs in the case of prepayment of LIBOR borrowings. Each such prepayment of the Term Loan Facility shall be applied to the principal installments thereof, in each case as the Borrower shall direct. The unutilized portion of the commitments under the Revolving Credit Facility may be irrevocably reduced or terminated by the Borrower at any time without penalty.

Security:
Each Loan Party shall grant the Administrative Agent and the Lenders valid and perfected first priority (subject to certain customary exceptions to be set forth in the Facilities Documentation) liens and security interests in all of the following (collectively, the “Collateral”):

(a)
All present and future shares of capital stock of (or other ownership or profit interests in) each of its present and future subsidiaries (limited, in the case of each subsidiary of any U.S. entity that is a “controlled foreign corporation” under Section 957 of the Internal Revenue Code, to a pledge of 65% of the capital stock of each such first-tier foreign subsidiary to the extent the pledge of any greater percentage would result in material adverse tax consequences to the Borrower).

(b)	All present and future intercompany debt owing to any Loan Party.

(c)
All of the present and future personal property and assets of each Loan Party, including, but not limited to, machinery and equipment, inventory and other goods, accounts receivable, bank accounts, general intangibles, financial assets, investment property, license rights, patents, trademarks, tradenames, copyrights, chattel paper, insurance proceeds, contract rights, hedge agreements, documents, instruments, indemnification rights, tax refunds and cash.

(d)	All proceeds and products of the property and assets described in clauses (a), (b) and (c) above.
The Collateral shall ratably secure the relevant party’s obligations in respect of the Senior Credit Facilities and any treasury management, interest protection or other hedging arrangements entered into with a Lender (or an affiliate thereof).
Notwithstanding anything to the contrary, the Collateral shall exclude the following: (i) any fee-owned real property; (ii) any leasehold interests in real property, provided that with respect to any such leasehold interest as is material (with materiality to be determined), such Facilities Documentation shall include requirements to use commercially reasonable efforts to deliver landlord lien waivers, estoppels and/or collateral access letters at the request of the Administrative Agent); (iii) motor vehicles and other assets subject to certificates of title, in each case, to the extent a lien thereon cannot be perfected by filing a UCC financing statement (or its equivalent in any applicable jurisdiction); (iv) pledges and security interests prohibited by applicable law, rule or regulation applicable to such Loan Party after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code (or its equivalent in any applicable jurisdiction), other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code (or its equivalent in any applicable jurisdiction) notwithstanding such prohibition; (v) equity interests in any person other than wholly owned subsidiaries directly held by a Loan Party; (vi) any lease, license or other agreement or any property subject to a purchase money security interest or similar arrangement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money arrangement or create a right of termination in favor of any other party thereto (other than the Borrower or any subsidiary thereof) (in each case, except to the extent such prohibition is unenforceable after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code and other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code notwithstanding such prohibition); (vii) any governmental licenses or state or local franchises, charters and authorizations, to the extent security interests in such licenses, franchises, charters or authorizations are prohibited or restricted thereby (in each case, except to the extent such prohibition is unenforceable after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code and other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code notwithstanding such prohibition); (viii) “intent-to-use” trademark applications filed in the United States Patent and Trademark Office, unless and until acceptable evidence of use of the trademark has been filed with and accepted by the United States Patent and Trademark Office pursuant to Section 1(c) or Section 1(d) of the Lanham Act (15 U.S.C. 1051, et seq.), to the extent that granting a lien in such trademark application prior to such filing would adversely affect the enforceability or validity of such trademark application; (ix) any equity interests in a public company to the extent the grant thereof, after giving effect to applicable safe-harbors and other exceptions, would violate applicable U.S. margin regulations; (x) assets to the extent a security interest in such assets would result in material adverse tax consequences (including, without limitation, as a result of the operation of Section 956 of the IRS Code or any similar law or regulation in any applicable jurisdiction) or material adverse regulatory consequences, in each case, as reasonably determined by the Borrower; (xi) any payroll accounts, employee wage and benefit accounts, tax accounts, escrow accounts, or fiduciary or trust accounts; and (xii) other exceptions to be mutually agreed upon. The Collateral may also exclude those assets as to which the Administrative Agent and the Borrower reasonably agree in writing that the cost of obtaining such a security interest or perfection thereof is excessive in relation to the benefit to the Lenders of the security to be afforded thereby (the foregoing described in the previous two sentences are collectively referred to as the “Excluded Assets”).
In addition, Loan Parties shall only be required to use commercially reasonable efforts (in each case, upon the request of the Administrative Agent) to obtain control agreements or control or similar arrangements with respect to material deposit accounts or material securities accounts.
Conditions Precedent

to Closing:
The availability of the initial borrowing and other extensions of credit under the Senior Credit Facilities on the Closing Date will be subject solely to the applicable conditions set forth in the Conditions Exhibit.

Conditions Precedent to
All Extensions of Credit

After Closing Date:
Each extension of credit under the Senior Credit Facilities after the Closing Date will be subject to the receipt of a customary borrowing notice and the satisfaction of the following conditions precedent: (i) all of the representations and warranties in the Facilities Documentation shall be true and correct in all material respects (or if qualified by materiality or material adverse effect, in all respects) as of the date of such extension of credit, and (ii) no event of default under the Senior Credit Facilities or incipient default shall have occurred and be continuing or would result from such extension of credit.

Representations and

Warranties:
Usual and customary in transactions of this type, including, without limitation, the following applicable to the Borrower and its subsidiaries (subject, in certain cases, to exceptions and qualifications to be agreed in the Facilities Documentation): (i) legal existence, qualification and power; (ii) due authorization and no contravention of law, contracts or organizational documents; (iii) governmental and third party approvals and consents; (iv) enforceability; (v) accuracy and completeness of specified financial statements and other information and no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect; (vi) no material litigation; (vii) no default with respect to material contracts (including the Facilities Documentation); (viii) ownership of property; including disclosure of liens, properties, leases and investments; (ix) customary insurance matters; (x) environmental matters; (xi) tax matters; (xii) ERISA compliance; (xiii) identification of subsidiaries, equity interests, Loan Parties and taxpayer identification numbers and other identifying information; (xiv) use of proceeds and not engaging in business of purchasing/carrying margin stock; (xv) status under Investment Company Act; (xvi) accuracy of disclosures; (xvii) compliance with laws; (xviii) intellectual property, licenses, etc.; (xix) solvency; (xx) no casualty; (xxi) labor matters; (xxii) collateral documents; (xxiii) PATRIOT Act, OFAC, anti-corruption laws (including policies and procedures in respect thereof); and (xxiv) no Loan Party is an EEA Financial Institution (to be defined in the Facilities Documentation).

Covenants:
Usual and customary in transactions of this type, including, without limitation, the following affirmative, negative and financial covenants applicable to the Borrower and its subsidiaries (subject, in certain cases, to exceptions, qualifications and baskets and specified Loan Parties to be agreed in the Facilities Documentation):

(a)
Affirmative Covenants - (i) Delivery of financial statements, budgets and forecasts; (ii) delivery of certificates and other information; (iii) delivery of notices (including of any default, material adverse condition, litigation or ERISA event); (iv) payment of obligations and taxes; (v) preservation of existence; (vi) maintenance of properties; (vii) maintenance of insurance; (viii) compliance with laws and material contracts; (ix) maintenance of books and records; (x) customary inspection rights; (xi) use of proceeds; (xii) covenant to guarantee obligations, give security (including with respect to (a) future Guarantors and (b) Collateral not provided, or with respect to which certain items are not provided (including officer’s certificates and opinions) on the Closing Date); (xiii) compliance with environmental laws; (xiv) approvals and authorizations; (xv) further assurances; (xvi) compliance with terms of leaseholds; (xvii) lien searches; (xiii) compliance with anti-corruption laws; (xix) compliance with material contracts; (xx) designation as senior debt; and (xxi) using commercially reasonable efforts to consummate that certain sale-leaseback transaction related to the Summer Ridge property (the “Summer Ridge Sale-Leaseback”) within 180 days of the Closing Date; provided that, if the Summer Ridge Sale-Leaseback is not consummated within such time period, the Loan Parties shall grant a security interest to the Administrative Agent and the Lenders in the real property associated with the Summer Ridge Sale-Leaseback and take such action as is reasonably required by the Administrative Agent and the Lenders in connection therewith, including, without limitation, execution of mortgages and completion of environmental and flood due diligence.

(b)
Negative Covenants - Restrictions on (i) liens; (ii) indebtedness, (including guarantees and other contingent obligations), other than refinancing indebtedness relating to the Convertible Senior Notes; (iii) investments (including loans and advances); (iv) mergers and other fundamental changes; (v) sales and other dispositions of property or assets; (vi) payments of dividends and other distributions; (vii) changes in the nature of business; (viii) transactions with affiliates; (ix) burdensome agreements; (x) use of proceeds (including in violation of OFAC, sanctions, FCPA and other anti-corruption laws); (xi) amendments of organizational documents; (xii) changes in fiscal year or in accounting policies or reporting practices, other than in accordance with GAAP; (xiii) prepayments of other indebtedness (other than the repayment, redemption, or repurchase of, or tender for, the Convertible Senior Notes); (xiv) modification or termination of documents related to certain indebtedness if adverse to the Senior Credit Facilities Lenders; (xv) designation of other senior debt; (xvi) sale and leaseback transactions (with exceptions for the Summer Ridge Sale-Leaseback); (xvii) OFAC and other sanctions; (xviii) FCPA and other anti-corruption laws; and (xix) to the extent that the Borrower utilizes clause (i) of the definition of “Refinancing Condition” to satisfy the Refinancing Condition, the Borrower must thereafter satisfy one of clauses (i), (ii) or (iii) of such definition each day until the occurrence of the maturity date of the Convertible Senior Notes or the earlier repayment, redemption or conversion in full of the Convertible Senior Notes.

(c)	Financial Covenants - The following (the “Financial Covenants”):

•
Consolidated Fixed Charge Coverage Ratio (ratio of EBITDAR minus unfinanced capital expenditures minus cash taxes to the sum of interest expense plus scheduled amortization expense plus rental expense plus restricted payments, with financial definitions to be agreed) not to be less than 1.25 to 1.00.

•	Consolidated Leverage Ratio (ratio of consolidated funded indebtedness to EBITDA, with financial definitions to be agreed, including a definition of EBITDA that is not calculated on a quarterly average basis and contains customary addbacks to be mutually agreed) not to be greater than the following:

Fiscal Quarters ending:	Maximum Consolidated Leverage Ratio
Closing Date through December 31, 2017	5.00 to 1.00
March 31, 2018 through December 31, 2018	4.25 to 1.00
March 31, 2019 and each fiscal quarter thereafter	3.50 to 1.00

Each of the ratios referred to above will be calculated as of the last day of each fiscal quarter of the Borrower on a consolidated basis for each consecutive four fiscal quarter period.

Events of Default:
Usual and customary in transactions of this type, including, without limitation, the following: (i) nonpayment in the required currency of principal, interest, fees or other amounts within a specified period of time, where customary and appropriate, after such failure; (ii) failure to perform or observe covenants set forth in the Facilities Documentation within a specified period of time, where customary and appropriate, after such failure; (iii) any representation or warranty proving to have been incorrect when made or confirmed; (iv) cross-default to other indebtedness in an amount to be agreed; (v) bankruptcy and insolvency defaults (with grace period for involuntary proceedings); (vi) inability to pay debts; (vii) monetary judgment defaults in an amount to be agreed; and material nonmonetary judgment defaults; (viii) customary ERISA defaults; (ix) actual or asserted invalidity or impairment of any of the Facilities Documentation; (x) any security interest in any material portion of the Collateral shall cease to be enforceable and of the same priority purported to be created thereby; and (xi) change of control of the Borrower.

EU Bail-In:	The Facilities Documentation shall contain a customary acknowledgement and consent to Bail-In of EEA Financial Institutions (each to be defined in the Facilities Documentation).
Assignments and

Participations:
Revolving Credit Facility Assignments: Subject to the consents described below (which consents will not be unreasonably withheld or delayed), each Lender will be permitted to make assignments to other financial institutions in respect of the Revolving Credit Facility in a minimum amount equal to $1 million.

Assignments and

Participations:	Term Loan Facility Assignments: Subject to the consents described below (which consents will not be unreasonably withheld or delayed), each Lender will be permitted to make assignments to other financial institutions in respect of the Term Loan Facility in a minimum amount equal to $1 million.
Assignments and

Participations:
Consents: The consent of the Borrower (which consent shall be deemed to have been provided in the event the Borrower shall not have objected within five business days of receiving notice of such proposed assignment) will be required unless (i) an Event of Default has occurred and is continuing, (ii) the assignment is to a Lender, an affiliate of a Lender or an Approved Fund (as such term shall be defined in the Facilities Documentation) or (iii) such assignment is made prior to the Syndication Assistance Termination Date in connection with the initial syndication of the Senior Credit Facilities and in accordance with the Commitment Letter. The consent of the Administrative Agent will be required for any assignment (i) in respect of the Revolving Credit Facility or an unfunded commitment under the Term Loan Facility to an entity that is not a Lender with a commitment in respect of the applicable facility, an affiliate of such Lender or an Approved Fund in respect of such Lender or (ii) of any outstanding term loan to an entity that is not a Lender, an affiliate of a Lender or an Approved Fund. The consent of the Fronting Bank and the lender of any Swingline Loan will be required for any assignment under the Revolving Credit Facility.

Assignments and

Participations:
Assignments Generally: An assignment fee in the amount of $3,500 will be charged with respect to each assignment unless waived by the Administrative Agent in its sole discretion. Each Lender will also have the right, without consent of the Borrower or the Administrative Agent, to assign as security all or part of its rights under the Facilities Documentation to any Federal Reserve Bank.

Waivers and
Participations: Lenders will be permitted to sell participations with voting rights limited to significant matters such as changes in amount, rate, maturity date, releases of all or substantially all of the Collateral or all or substantially all of the value of the guaranty of the Borrowers’ obligations made by the Guarantors.

Waivers and

Amendments:
Amendments and waivers of the provisions of the Facilities Documentation will require the approval of Lenders holding loans and commitments representing more than 50% of the aggregate amount of the loans and commitments under the Senior Credit Facilities (the “Required Lenders”), except that (a) the consent of each Lender shall be required with respect to (i) the waiver of certain conditions precedent to the initial credit extension under the Senior Credit Facilities (subject to the provisions of the Commitment Letter relating to assignments prior to the Closing Date), (ii) the amendment of certain of the pro rata sharing provisions, (iii) the amendment of the voting percentages of the Lenders, (iv) the release of all or substantially all of the Collateral securing the Senior Credit Facilities, and (v) the release of all or substantially all of the value of the guaranty of the Borrower’s obligations made by the Guarantors; and (b) the consent of each Lender affected thereby shall be required with respect to (i) increases or extensions in the commitment of such Lender, (ii) reductions of principal, interest or fees, and (iii) extensions of scheduled maturities or times for payment.

Indemnification:
The Loan Parties will indemnify and hold harmless the Administrative Agent, each Lead Arranger, each other agent, each Lender, each of their respective affiliates and each of their respective partners, officers, directors, employees, agents, trustees, administrators, managers, advisors and other representatives (each, an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same are incurred for) any and all claims, damages, losses, liabilities and expenses (including, without limitation, the reasonable fees, disbursements and other charges of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) the execution or delivery of any Facilities Documentation or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder, the consummation of the Senior Credit Facilities or any of the other Transactions or, in the case of the Administrative Agent (and any sub-agent thereof) and its related parties only, the administration of the Facilities Documentation, (b) any loan or Letter of Credit or the use or proposed use of the proceeds therefrom, (c) any actual or alleged presence or release of hazardous materials on or from any property owned or operated by the Borrower or any of its subsidiaries, or any environmental liability related in any way to the Borrower or any of its subsidiaries, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnified Party is a party thereto, except to the extent such claim, damage, loss, liability or expense is found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from (i) such Indemnified Party’s gross negligence or willful misconduct, (ii) such Indemnified Party’s material breach of its obligations under the Facilities Documentation or (iii) any dispute solely among Indemnified Parties (other than any claims against the Administrative Agent, Fronting Bank, the lender of any Swingline Loan or any Lead Arranger in their respective capacities as such under the Senior Credit Facilities, and other than any claims arising out of any act or omission on the part of the Borrower, its subsidiaries or any of their respective affiliates or any of their respective officers, directors, employees, agents, advisors or other representatives); provided that, in the case of legal expenses, the Loan Parties’ obligations hereunder shall be limited to the reasonable fees, disbursements and other charges of one primary counsel, one local counsel in each relevant jurisdiction, one specialty counsel for each relevant specialty and one or more additional counsel if one or more conflicts of interest, or perceived conflicts of interest, arise.

Governing Law:	State of New York.

Fees and Expenses:	As set forth in Addendum I to this Exhibit B.
Counsel to The

Administrative agent:	McGuireWoods LLP.

Defaulting Lenders:
The Facilities Documentation shall contain customary provisions relating to “defaulting” Lenders (including, without limitation, provisions relating to providing cash collateral to support Letters of Credit and swingline loans, the suspension of voting rights and rights to receive interest and fees, and assignment of commitments or loans of such Lenders) and customary provisions relating to replacement of Lenders.

Other:
Each of the parties shall (i) waive its right to a trial by jury and (ii) submit to New York jurisdiction. The Facilities Documentation will contain customary increased cost, withholding tax, capital adequacy and yield protection provisions.

Addendum I to Exhibit B
Pricing, Fees and Expenses

Interest Rates:
The interest rates per annum applicable to the Senior Credit Facilities (other than in respect of Swingline Loans) will be LIBOR (which shall not in any event be less than 0%) plus the Applicable Margin (defined below) or, at the option of the Borrower, the Base Rate (to be defined as the highest of (a) the Federal Funds Rate (which shall not in any event be less than 0%) plus ½ of 1%, (b) the Bank of America prime rate and (c) LIBOR (which shall in no event be less than 0%) plus 1.00%) plus the Applicable Margin. “Applicable Margin” means (a) from the Closing Date until the delivery of financial statements for the fiscal quarter ending December 31, 2017, 3.50% per annum, in the case of LIBOR loans, and 2.50% per annum, in the case of Base Rate loans, and (b) thereafter, a percentage per annum to be determined in accordance with a pricing grid to be agreed, based on the Consolidated Leverage Ratio. Each Swingline Loan shall bear interest at the Base Rate plus the Applicable Margin for Base Rate loans under the Revolving Credit Facility.

Interest Rates:
The Borrower may select interest periods of one, two, three or six months for LIBOR loans or, upon consent of all of the Lenders under the applicable facility, such other period that is twelve months or less, subject to availability. Interest shall be payable at the end of the selected interest period, but no less frequently than quarterly.

Interest Rates:
During the continuance of any default under the Facilities Documentation, the Applicable Margin on obligations owing under the loan documentation shall increase by 2% per annum (subject, in all cases other than a default in the payment of principal when due, to the request of the Required Lenders).

Commitment Fee:
Commencing on the Closing Date, with respect to the Revolving Credit Facility, a commitment fee of (a) until the delivery of financial statements for the fiscal quarter ending December 31, 2017, 0.50% per annum, and (b) thereafter, a percentage per annum determined in accordance with a pricing grid to be agreed, based on the Consolidated Leverage Ratio, shall be payable on the actual daily unused portions of the Revolving Credit Facility. Such fee shall be payable quarterly in arrears, commencing on the first quarterly payment date to occur after the Closing Date. Swingline Loans will not be considered utilization of the Revolving Credit Facility for purposes of this calculation.

Letter of Credit Fees:
Letter of Credit fees shall be payable on the maximum amount available to be drawn under each Letter of Credit at a rate per annum equal to the Applicable Margin from time to time applicable to Revolving Credit LIBOR loans. Such fees will be (a) payable quarterly in arrears, commencing on the first quarterly payment date to occur after the Closing Date, and (b) shared proportionately by the Lenders under the Revolving Credit Facility. In addition, a fronting fee shall be payable to the Fronting Bank for its own account, in an amount to be mutually agreed.
Calculation of

Interest and Fees:
Other than calculations in respect of the Base Rate (which shall be made on the basis of actual number of days elapsed in a 365/366 day year), all calculations of interest and fees shall be made on the basis of actual number of days elapsed in a 360 day year.

Cost and Yield

Protection:
Customary for transactions and facilities of this type, including, without limitation, in respect of breakage or redeployment costs incurred in connection with prepayments, changes in capital adequacy and capital requirements or their interpretation, illegality, unavailability, reserves without proration or offset and payments free and clear of withholding or other taxes.

Expenses:
The Borrower will pay all reasonable costs and expenses associated with the preparation, due diligence, administration, syndication and closing of all Facilities Documentation, including, without limitation, the legal fees of counsel to the Administrative Agent and the Lead Arranger (limited to one primary counsel and reasonably necessary local counsel in each relevant local jurisdiction (which may be a single local counsel in multiple jurisdictions as applicable)), regardless of whether or not the Senior Credit Facilities are closed. The Borrower will also pay the expenses of the Administrative Agent and each Lender in connection with the enforcement of any of the Facilities Documentation.

EXHIBIT C
(to Commitment Letter dated as of July 15, 2017)
PROJECT TEMPLE
QUIDEL CORPORATION
CONDITIONS PRECEDENT TO CLOSING DATE
Capitalized terms used but not defined in this Exhibit C shall have the meanings set forth in the Commitment Letter or in the other Exhibits to the Commitment Letter. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit C shall be determined by reference to the context in which it is used.
The closing and the making of the initial extensions of credit under the Senior Credit Facilities will be subject to the satisfaction of the following conditions precedent:

1.
The Facilities Documentation, which shall be consistent, in each case, with the Commitment Letter and shall be otherwise reasonably satisfactory to the Lead Arrangers and the Borrower, will have been executed and delivered to the Lead Arrangers and the Administrative Agent and the Lead Arrangers shall have received customary and reasonably satisfactory legal opinions (including, without limitation, opinions of special counsel and local counsel as may be reasonably requested by the Administrative Agent), which shall expressly permit reliance by the successors and permitted assigns of each of the Administrative Agent and the Lenders, evidence of authorization, organizational documents, customary insurance certificates, good standing certificates (with respect to the applicable jurisdiction of incorporation or organization of each Loan Party), a customary officer’s certificate, a customary borrowing notice and a solvency certificate of the Borrower’s chief financial officer (certifying that, after giving effect to the Transactions, the Borrower is, individually, and together with its subsidiaries on a consolidated basis are, solvent) in substantially the form of Annex I to this Exhibit C.

2.
Subject to the Limited Conditionality Provision, the Lead Arrangers shall have received (a) all documents and instruments required to create and perfect the security interests of the Administrative Agent in the Collateral and (b) satisfactory evidence that the Administrative Agent (on behalf of the Lenders) shall have a valid and perfected first priority (subject to certain exceptions to be set forth in the Facilities Documentation) lien and security interest in the Collateral.

3.
Since March 31, 2017, there shall not have occurred a Closing Date Material Adverse Effect with respect to the Target Assets, or any event, condition or contingency that could reasonably expected to have a Closing Date Material Adverse Effect. “Closing Date Material Adverse Effect” means with respect to the Triage Business, any effect, change, event or occurrence that, individually or in the aggregate (a) would prevent or materially delay, interfere with, impair or hinder the consummation of the Transactions or the compliance by Seller with its obligations under this Agreement or (b) has a material adverse effect on the business, results of operations, assets or condition (financial or otherwise) of the Triage Business taken as a whole; provided, however, that none of the following, and no effect, change, event or occurrence arising out of, or resulting from, the following, shall constitute or be taken into account in determining whether a Closing Date Material Adverse Effect has occurred or would reasonably be expected to occur with respect to this clause (b): any effect, change, event or occurrence (i) generally affecting (A) the industry in which the Triage Business operates, including changes in the use, adoption or non-adoption of technologies or industry standards, or (B) the economy, credit or financial or capital markets, in the United States or elsewhere in the world, including changes in interest or exchange rates, or (ii) to the extent arising out of, resulting from or attributable to (A) changes or prospective changes in Law (including changes or prospective changes in generally applicable rules, regulations and administrative policies of the FDA) or in GAAP or in accounting standards, or any changes or prospective changes in the interpretation or enforcement of any of the foregoing, or any changes or prospective changes in general legal, regulatory or political conditions, (B) any change proximately caused by (1) the negotiation, execution or announcement of the Merger Agreement or this Agreement or the performance of the Merger Agreement or this Agreement in accordance with their respective terms or the consummation of the Merger or the Transactions (other than compliance with Section 6.01(a) or for purposes of any representations or warranties contained in Sections 4.02(c) or 4.03) or (2) the announcement of the Other Transactions or the consummation thereof pursuant to Contracts that do not, by their respective terms, adversely affect in any material way the composition of the Triage Business, Purchased Assets or Assumed Liabilities (other than with respect to co-owned Intellectual Property included within the Purchased Assets or the separation of Shared Contracts on terms and subject to conditions substantially similar to Section 2.04) or contravene the covenants of Seller or Abbott hereunder, including in the case of each of (1) and (2) the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees or regulators, or any litigation arising from allegations of breach of fiduciary duty or violation of Law relating to the Merger Agreement, this Agreement or the consummation of the Merger or the Transactions, (C) acts of war (whether or not declared), sabotage or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), sabotage or terrorism, (D) volcanoes, tsunamis, pandemics, earthquakes, hurricanes, tornados or other natural disasters, (E) any action taken by Seller or its Subsidiaries with Purchaser’s written consent or at Purchaser’s written request, (F) any change resulting or arising from the identity of, or any facts or circumstances relating to, Purchaser or any of its Affiliates, (G) any change or prospective change in Seller’s credit ratings, (H) any decline in the market price, or change in trading volume, of the capital stock of Seller or (I) any failure of the Triage Business to meet any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position (it being understood that the exceptions in clauses (G), (H) and (I) shall not prevent or otherwise affect a determination that the underlying cause of any such change, decline or failure referred to therein (to the extent not otherwise falling within any of the exceptions provided by clause (i) and clauses (ii)(A) through (I) hereof) is, may be, contributed to or may contribute to, a Closing Date Material Adverse Effect); provided further, however, that any effect, change, event or occurrence referred to in clause (i) or clauses (ii)(A), (C) or (D) may be taken into account in determining whether there has been, or would reasonably be expected to be, a Closing Date Material Adverse Effect to the extent such effect, change, event or occurrence has a disproportionate adverse effect on the Triage Business, taken as a whole, as compared to other participants in the industry in which the Triage Business operates (in which case the incremental disproportionate impact or impacts may be taken into account in determining whether there has been, or would reasonably be expected to be, a Closing Date Material Adverse Effect). Each capitalized term used in the definition of Closing Date Material Adverse Effect (other than the defined term Closing Date Material Adverse Effect) has the meaning given to such term in the Tango purchase agreement with respect to the Tango Assets as in effect on the date hereof and each reference to “this Agreement” and “hereunder” refers to the Tango purchase agreement.

4.
The Lead Arrangers shall have received true and correct fully-executed copies of the documentation for each Acquisition and other aspects of the Transactions, including the purchase agreements executed in connection with each Acquisition (including all exhibits, annexes, schedules, other attachments and other disclosure letters thereto), dated as of the date of the effectiveness of the Commitment Letter (including all exhibits, annexes, schedules, other attachments and other disclosure letters thereto, the “Purchase Agreements”), each of which shall be in form and substance reasonably satisfactory to the Lead Arrangers (it being agreed that the draft of the Purchase Agreements delivered via email from Jeff Beck at Snell & Wilmer to the Lead Arrangers and their counsel on July 15, 2017 at 4:45 p.m., without the schedules, exhibits and other attachments thereto, is reasonably satisfactory to the Lead Arrangers).

5.
The Acquisitions shall have been consummated, or substantially simultaneously with the initial borrowing under the Term Loan Facility shall be consummated (including the consummation of the applicable regulatory requirements and receipt of the applicable third party consents, in each case, as set forth in the Purchase Agreements), in each case, in all material respects in accordance with the terms of the Purchase Agreements, after giving effect to any modifications, amendments, consents or waivers, other than those modifications, amendments, consents or waivers that are materially adverse to the interests of the Lenders, the Administrative Agent and the Lead Arrangers; provided that (1) any amendment to the definition of “Material Adverse Effect “and any amendment to the “Xerox” provisions or the governing law provisions in the purchase agreement relating to the Tango Acquisition shall, in each case, be deemed to be material and adverse to the interests of the Lenders, the Administrative Agent and the Lead Arrangers, (2) any reduction to the purchase price shall be deemed to be material and adverse to the interests of the Lenders, the Administrative Agent and the Lead

Arrangers unless such reduction is applied to reduce the principal amount of the Term Loan Facility dollar for dollar and (3) any increase in the purchase price shall not be deemed to be material and adverse to the interests of the Lenders, the Administrative Agent or the Lead Arrangers unless such increase is funded with new indebtedness).

6.
The Administrative Agent, the Lead Arrangers and each Lender shall have received at least one business day before the Closing Date all documentation and other information about the Loan Parties and their subsidiaries that shall have been reasonably requested by the Administrative Agent, the Lead Arrangers or any Lender in writing at least five business days prior to the Closing Date and that the Administrative Agent, the Lead Arrangers and/or any Lender reasonably determine is required by applicable regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act (provided that such information shall, to the extent requested at least 10 business days prior to the Closing Date, have been provided at least five business days prior to the Closing Date).

7.
The Lead Arrangers shall have received (a) a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Borrower and its subsidiaries as of, and for the twelve month period ending on, the last day of the most recently completed four fiscal quarter period ended at least 45 days prior to the Closing Date (or 90 days prior to the Closing Date in case such four fiscal quarter period is the end of the Borrower’s fiscal year), prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of income) and (b) consolidated forecasts for the Borrower and its subsidiaries (after giving effect to the Transactions) of balance sheets, income statements and cash flow statements on an annual basis for each year during the term of the Senior Credit Facilities and on a quarterly basis for the first year after the Closing Date.

8.
The Lead Arrangers shall have received (a) audited consolidated balance sheets of the Borrower and its consolidated subsidiaries as at the end of, and related statements of income and cash flows of the Borrower and its consolidated subsidiaries for, the fiscal years ending December 31, 2014, December 31, 2015 and December 31, 2016, (b) unaudited consolidated balance sheet of the Borrower and its consolidated subsidiaries as at the end of, and related statements of income and cash flows of the Borrower and its consolidated subsidiaries for, each subsequent fiscal quarter (other than the fourth fiscal quarter of any fiscal year) of the Borrower and its consolidated subsidiaries ended after December 31, 2016 and ended at least 45 days before the Closing Date, (c) the unaudited special purpose statement of net assets of the Tango Business as of December 31, 2016, (d) the related special purpose statement of revenues and expenses of the Tango Business for the fiscal year then ended, (e) the unaudited special purpose statement of net assets of the Tango Business as of March 31, 2016 and 2017, (f) the related special purpose statement of revenues and expenses of the Tango Business for the fiscal quarters then ended and (g) the unaudited net revenue, gross profit, R&D, SG&A, Operating Earnings, Depreciation and EBITDA for the Tango Business for the fiscal year ended December 31, 2016.

9.
All fees required to be paid on the Closing Date pursuant to the Commitment Letter and/or the Fee Letters in connection with the Senior Credit Facilities and reasonable out-of-pocket expenses required to be paid on the Closing Date pursuant to the Commitment Letter (to the extent invoiced at least one business day (or such shorter time as the Borrower may agree) prior to the Closing Date)) shall, substantially concurrently with the initial borrowing under the Senior Credit Facilities, have been paid.

10.
The Lead Arrangers shall have been afforded a “Marketing Period” of at least 15 consecutive business days after the later of (a) receipt of a customary confidential information memorandum (in form and substance reasonably satisfactory to the Lead Arrangers) to be used in connection with the syndication of the Senior Credit Facilities and (b) the primary bank meeting related thereto, to syndicate the Senior Credit Facilities; provided that if such period has not ended on or before August 25, 2017, it shall not commence before September 5, 2017.

11.
(a) The Specified Representations will be true and correct in all material respects (or if qualified by materiality or material adverse effect, in all respects) and (b) the Specified Purchase Agreement Representations will be true and correct in all material respects (or if qualified by materiality or material adverse effect, in all respects).

12.	The Closing Date and initial funding of the Senior Credit Facilities shall have occurred on or before the Outside Date.

CONFIDENTIAL	ANNEX I to EXHIBIT C
Form of Solvency Certificate
SOLVENCY CERTIFICATE

This SOLVENCY CERTIFICATE (this “Certificate”) is delivered in connection with that certain Credit Agreement dated as of [__], 2017 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement;” the terms defined therein and not otherwise defined herein being used herein as therein defined) by and among Quidel Corporation, a Delaware corporation (“Company”), each lender from time to time party hereto and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

This Solvency Certificate is being delivered pursuant to Section [__] of the Credit Agreement. The undersigned is the Chief Financial Officer of Company and hereby further certifies as of the date hereof, in his capacity as an officer of Company, and not individually, as follows:

1.I have responsibility for (a) the management of the financial affairs of Company and the preparation of financial statements of Company, and (b) reviewing the financial and other aspects of the transactions contemplated by the Credit Agreement.

2.I have carefully prepared and/or reviewed the contents of this Solvency Certificate and have conferred with counsel for Company for the purpose of discussing the meaning of any provisions hereof that I desired to have clarified.

3.In preparation for the consummation of the transactions contemplated by the Credit Agreement, I have prepared and/or reviewed a pro forma balance sheet as at [_______] and pro forma income projections and pro forma cash flow projections for each fiscal year during the term of the Credit Agreement for Company and its Subsidiaries on a consolidated basis, in each case after giving effect to the consummation of the transactions contemplated by the Credit Agreement. The pro forma balance sheet has been prepared utilizing what I believe are reasonable estimates of the “fair saleable value” of the assets of Company and its Subsidiaries. Although any projections may by necessity involve uncertainties and approximations, the projections are based on good faith estimates and assumptions believed by me to be reasonable.

4.Based upon the foregoing and upon the best of my knowledge after due diligence, I have concluded as follows:

a.The “fair saleable value” of the of the tangible and intangible property of Company, including Equity Interests owned by the Company, on an individual and consolidated basis is: (x) greater than the total amount of liabilities of Company (including its contingent liabilities) on an individual and consolidated basis, and (y) not less than the amount that will be required to pay the probable liabilities of the Company on an individual and consolidated basis as they become absolute and due considering all financing alternatives and potential asset sales reasonably available to Company.

b.Company’s capital, on an individual and consolidated basis, is not unreasonably small in relation to its business and that of its Subsidiaries or any contemplated or undertaken transaction.

c.Company does not, on an individual or consolidated basis, intend to incur, or reasonably believe that it or its Subsidiaries will incur, debts beyond its ability to pay such debts as they become due.

d.Company has not executed the Loan Documents or made any transfer or incurred any obligations thereunder, with actual intent to hinder, delay or defraud either present or future creditors.

In computing the amount of such contingent as of the date hereof, such liabilities have been computed at the amount that, in the light of all the facts and circumstances existing as of the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability.

For purposes of the above certification, the “fair saleable value” of the Company’s assets has been determined on the basis of the amount which I have concluded, in good faith and to the best of my knowledge and belief, may be realized within a reasonable time, either through the collection or sale of such assets at the regular market value, conceiving the latter as the amount which could be obtained for the property in question within such period by a capable and diligent business person from an interested buyer who is willing to purchase under ordinary selling conditions.

I understand that Administrative Agent and Lenders are relying on this Solvency Certificate in extending credit to Company pursuant to the Credit Agreement.

The undersigned has executed this Solvency Certificate, in his capacity as an officer of Company and not individually, as of the ____ day of [______________], 2017.

Name:

Title:

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